Exhibit 10.05
Date: October 06, 2025

To: To: David Garcia

Address: [***]
[***]

Phone: [***]
Email: [***]

Dear David,

I am pleased to offer you a position with CapsoVision, Inc. (the "Company"), as Sr. VP of Finance, reporting to Johnny Wang, CEO. The conditional offer is subject to the results of the Background Check and may lead to a change in the employment status with the Company afterwards. If you decide to join us, you will receive, less applicable withholdings and deductions, an annual salary of $300,000 (paid on a semi-monthly basis), along with a quarterly bonus of $12,500 subject to adequate performance (payable on the first payroll date after the end of the quarter). As an employee, you will also be eligible to participate in certain Company-sponsored employee benefits including comprehensive health insurance and 401k plan, subject to applicable plan terms and conditions. You should note that the Company may modify job titles, salaries, bonuses and benefits from time to time as it deems necessary.

In addition, if you decide to join the Company, it will be recommended at a meeting of the Compensation Committee of the Company’s Board of Directors that the Company grant you an option to purchase 165,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Compensation Committee. The option will vest 25% on a 1-year cliff and vest monthly over the 36 months thereafter in equal monthly amounts, in each case subject to your continuing employment with the Company through the applicable vesting date. This option grant shall be subject to the terms and conditions of the Company’s 2025 Equity Incentive Plan and Stock Option Agreement, including vesting requirements. No right to exercise any portion of the option is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.

The Company is excited about you joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two-week’s notice.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company's understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business to which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your current or former employers, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct which are included in the Company Handbook which the Company will soon complete and distribute.

As a condition of your employment, you are also required to sign and comply with an At Will Employment, Background Check, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and nondisclosure of Company proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $125 of the arbitration fees. Please note that we must receive your signed Agreement before your first day of employment.

To accept the Company's offer, please Sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be 11/03/2025. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at will employment provision, may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by 10/13/2025.

We look forward to your favorable reply and to working with you at CapsoVision, Inc.

Sincerely,

________________________________ _____________________________
Signature Signature:
David Garcia Johnny Wang

Address: [***] CEO
[***] CapsoVision, Inc.

Date: __________________ Date: ________________

Enclosures
Duplicate Original Letter
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement